Exhibit 10.7

                              EMPLOYMENT AGREEMENT


                                     PART I

                              PARTIES TO AGREEMENT

Section 1.01 - Parties: This Employment Agreement is entered into by and between Farmers & Merchants Bank of Central California, (hereinafter referred to as "Employer") and Stephen W. Haley (hereinafter referred to as "Employee").


                                     PART II

                                   EMPLOYMENT

Section 2.01 - Employment: Employer hereby employs Employee and Employee hereby accepts employment with Employer in accordance with the terms and conditions set forth herein.

Section 2.02 - Term of Employment: This Employment Agreement shall be in full force and effect for a period of 36 months, commencing on the effective date of employment of this Employment Agreement. At the end of this said term, this Agreement shall renew automatically for additional one year terms, unless either party furnishes written notice of his or its intention not to renew by no later than sixty (60) days prior to the anniversary of the effective date of employment of this Employment Agreement.

Section 2.03 - Regulatory Approval: The parties acknowledge that Employee's employment with the Bank is subject to review and approval of governmental regulatory authorities. The parties shall agree to take all steps necessary to cooperate fully with said regulators in order to expedite the approval process. Employee's contract under this Agreement is subject to, and shall not commence until said regulatory approvals have been obtained.


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                                    PART III

                               DUTIES OF EMPLOYEE

Section 3.01 - General Duties: Subject to Bank's Board of Directors approval, Employee is employed as Executive Vice President and Chief Financial Officer of the Bank under the direction of the Bank's Board of Directors and Chief Executive Officer ("CEO") and shall perform and discharge well and faithfully the duties that may be assigned to him from time to time by the Bank's Board of Directors or Chief Executive Officer ("CEO") in connection with the conduct of the Bank's business. Nothing herein shall preclude the Board of Directors or CEO from changing Employee's title or duties as long as the resulting title and duties are reasonably commensurate with the education, employment background, and qualifications of the Employee.

Section 3.02 - Outside Activities: Employee agrees that while employed by Bank he will refrain from any outside activity or activities actually in direct conflict with the essential enterprise-related interest of Bank that would cause a material and substantial disruption of the Bank's operation.


                                     PART IV

                                  COMPENSATION

Section 4.01 - Salary: Employee shall be paid a minimum base salary of $178,008.00 per year. This base salary shall be paid to Employee in such intervals and at times as other salaried executives of Employer are presently paid. Employee will be considered for salary increases at the times that other salaried executive officers of Employer are adjusted.

Section 4.02 - Incentive Programs: Employee shall be entitled to participate in any Discretionary Incentive Compensation Plan. Beginning with the year ending December 31, 2003, employee shall be eligible for an annual discretionary incentive bonus. The amount of the bonus shall be determined in accordance with the established terms and conditions of the Bank's Discretionary Incentive Compensation Plan adopted by the Bank from time to time which covers employees in positions comparable to that of employee. Also, subject to Bank's Board of Directors Approval, Employee shall participate in the Bank's Deferred Bonus Plan at a bonus Factor (as defined in the Plan Document) of not less than .00158%.


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                                     PART V

                                    BENEFITS

Section 5.01 - Benefits: Employee shall be eligible to participate in whatever vacation, medical, dental, pension, sick leave, 401(k), profit-sharing plan, disability insurance or other plans of general application to Employer's senior level employees, as may be in effect from time to time, in accordance with the rules established from time to time for individual participation in any such plans.

Section 5.02 - Company Car/Car Allowance: At the discretion of the Employer, Employer shall provide Employee with either an automobile for business and incidental personal use as per Bank policy or an automobile allowance of $700.00 per month.

Section 5.03 - Membership Fees: Employer shall reimburse Employee for all appropriate and reasonable expenses incurred in performing his duties, including providing membership in local service and civic clubs and/or organizations as the Bank deems appropriate and necessary for enhancement of its presence within the local business community. In order to be eligible for reimbursement of these expenses, Employee will provide Employer with receipts and documented evidence as is required by Federal and State laws and regulations.


                                     PART VI

                                    EXPENSES

Section 6.01 - Travel and Entertainment Expenses: During the term of Employee's employment, Employer shall reimburse Employee for reasonable out of pocket expenses incurred in connection with Employer's business, including travel expenses, food and lodging while away from his home, subject to such policies as Employer may from time to time establish for its employees. Employee shall keep records of his travel and entertainment expenses in a form suitable to the Internal Revenue Service and the Franchise Tax Board to qualify this reimbursement as a federal and state income tax deduction for Employer.

Section 6.02 - Moving Expenses: Employee shall be paid $35,000.00 within 45 days of Employees date of hire to compensate employee for expenses relating to the relocation of Employee to the Lodi, California area. Upon prior approval, Employer will also reimburse Employee for (1) reasonable transportation, food and lodging costs for Employee and his wife incurred during up to 2 house hunting trips to the Lodi area, (2) normal buyers closing costs including a maximum of 1% of any new loan fees associated with purchase of employee's Lodi area residence, and (3) all reasonable expenses (excluding any expenses for temporary storage) for moving Employee's furniture, furnishings and personal items from employee's current residence to the Lodi, California area.

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Section 6.03 - Temporary Housing: Employee shall be reimbursed for temporary housing expense for up to 6 months (or until employee secures permanent housing whichever comes first) at an amount not to exceed $1,600.00 per month.


                                    PART VII

                            TERMINATION OF EMPLOYMENT

Section 7.01 - Termination at Option of Employer: Notwithstanding any other section of this Agreement, Employer may terminate this Agreement at any time and without cause by giving Employee sixty (60) days written notice of Employer's intent to terminate this Agreement. In the event Employee's employment is terminated pursuant to Section 7.01 of this Agreement, Employee shall be paid all accrued salary, vacation, and reimbursable expenses for which expense reports have been provided to Employer in accordance with Employer's policies and this Agreement. In addition to the forgoing amounts, if Employee is terminated pursuant to this section of the Agreement, he will be entitled to receipt of additional severance payment as follows:

1. Employee shall be entitled to received up to twelve (12) monthly payments each in the amount equal to one twelfth (1/12) of Employee's then current annual base salary, less any withholding required by law. Any payments due and owing to Employee under this Section will commence on the 15th day of the first month following Employee's termination and shall continue until all payments due and owing Employee are made or until Employee obtains other comparable employment, whichever comes first.

2. In addition, the Employee will also be entitled to all vested awards of benefit plans in which employee is vested (including the Deferred Bonus
     Plan) in accordance with the terms of those plans.


3. For purposes of implementing subparagraph 1 of Section 7.01, Employee agrees to furnish Employer with prompt written notice describing any subsequent employment he secures (including his compensation for such employment) following any termination under this section.

4. For purposes of subparagraph 1 of Section 7.01, the term "comparable employment" shall mean any employment in which Employee's compensation (measured by any cash or non-cash payments or benefits) is comparable to his compensation under this Agreement. Any compensation comparison undertaken for the purposes of this Agreement shall be done without regard to any vested or unvested earnings from the Deferred Bonus Plan.

5. In addition to any severance payments due and owing under Section 7.01, Employer may, in its sole discretion, provide Employee with a performance bonus prorated for the number of months between the termination date and the end of Employer's last fiscal year.

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Section 7.02 - Termination by Employer : If, at any time during Employee's employment, Employer finds that Employee is found to be guilty of committing acts of dishonesty, theft, embezzlement or other acts of moral turpitude against the Bank, its subsidiaries or affiliates which adversely impact the interests of the Bank or if Employee is deemed by employer to be negligent in the performance of his assigned duties, Employer may at its option terminate this Agreement by giving written notification of such termination to Employee. In the event Employee is terminated pursuant to this Section, Employee shall be entitled only to the compensation earned by him prior to the date of termination, computed up to and including the date of termination, and shall be entitled to no further compensation or severance payment of any nature.

Section 7.03 - Termination at Option of Employee: This Agreement may be terminated by Employee in his sole discretion by giving sixty (60) days written notice of termination to Employer. In the event Employee terminates his employment pursuant to this Section, Employee shall be entitled to the base compensation earned by him computed up to and including the effective date of his termination and he shall be entitled to no further compensation, or severance payment of any nature; provided, however, Employee continues productive employment until such date; and further provided that Employer may, at its option, at any time after Employee gives written notice of resignation as herein provided, pay Employee pro rata compensation as described above up through and including the effective date of termination set forth in Employee's resignation notice, and thereupon immediately release and terminate Employee.

Section 7.04 - Continuation of Medical Benefits: In the event Employee's employment is terminated, Employee shall be afforded the right to continue his medical benefits as and to the extent provided in the Consolidated Omnibus Budget Reconciliation Act ("COBRA").

Section 7.05 - Termination of Employee due to Change of Control: In the event of a change of control of the Bank during the term of this Agreement, and in the event Employee is not retained by the purchaser in the same or similar position in which the title and duties are reasonably commensurate with the education, employment background, and qualifications of the Employee, Employer will provide Employee with a severance package equal to one year of the Employee's annual salary as set at the time the change of control occurs, as well as a pro rata annual performance bonus for the year in which the termination occurs. In addition, the Employee will also be entitled to all vested awards of benefit plans in which employee is vested (including the Deferred Bonus Plan) in accordance with the terms of those plans. All payments due Employee under this Section will be paid within ninety (90) days of termination.

1. "Change of Control" means a change of control of the Bank of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act of 1934 (the "Act"), whether or not the Bank is then subject to such reporting requirement; provided, however, that without limitation, such a Change of Control shall be deemed to have occurred if:

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     (a)  any person or group (as such terms are used in connection with
          Sections 13(d) and 14(d) of the Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 and 13d-5 under the Act), directly or indirectly, of securities of the Bank representing 40% or more of the combined voting power of the Bank's then outstanding securities; or

     (b) the Bank is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter.


Notwithstanding the foregoing provisions of this paragraph 1., a "Change of Control" will not be deemed to have occurred solely because of the acquisition of securities of the Bank (or any reporting requirement under the Act relating thereto) by an employee benefit plan maintained by the Bank for its employees.

Section 7.06 - Exclusive Agreement: The agreement of Employer and Employee respecting the extent of the parties' duties, obligations and liabilities in the event of termination of employment as set forth in Part VII herein is intended to be exclusive and in lieu of any other interests, rights or remedies to which Employer or Employee may otherwise be entitled either at law, in equity, or under this Agreement. Employer and Employee expressly waive any and all such other rights and remedies.


                                    PART VIII

                                    COVENANTS

Section 8.01 - Business and Trade Secrets: Employee specifically agrees that he will not at any time, whether during the period of Employee's employment by Employer or at any time thereafter, in any fashion, form or manner, unless specifically consented to in writing by Employer, either directly or indirectly use or divulge, disclose or communicate to any person, firm or corporation, in any manner whatsoever, any confidential information and trade secrets of any kind, nature or description concerning any matters affecting or relating to the business of Employer, including without limiting the generality of the foregoing, the names, contact persons, business habits or practices, and standards of the Employer, or confidential business or financial information, including the Employer's financial and planning data, compilations of business and financial data, records, reports, customer lists, (including contacts), customers' profitability, studies, manuals, memoranda, notebooks, files, documents, correspondence, and other confidential business or financial information of, about, or concerning the business of the Employer, its manner of operation, or other confidential data of any kind, nature or description, the parties hereto stipulating that as between them, the same are important, material and confidential business and trade secrets and affect the successful conduct of the Employer's business and its goodwill, and that any breach in whole or in part of the term of Part VIII of this Agreement is a material breach of this Agreement.

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Section 8.02 - Employer's Property: All files, records, compilations, reports, studies, manuals, memoranda, notebooks, documents, correspondence, and other confidential information or records and similar items relating to the business of the Employer, whether prepared by Employee or otherwise coming into his possession, are, and shall remain, the exclusive property of the Employer, and shall be promptly delivered to the Employer in the event of Employee's termination.


Section 8.03 - Separate Covenants: The covenants of Part VIII of this Agreement shall be construed as separate covenants covering their particular subject matter. In the event that any covenant shall be found to be judicially unenforceable, said covenant shall not affect the enforceability or validity of any other part of this Agreement.

Section 8.04 - Continuing Obligation: Employee's obligations set forth in Part VIII of this Agreement shall expressly continue in effect beyond Employee's employment period in accordance with their terms, and such obligations shall be binding on Employee's assigns, executors, administrators and other legal representatives.


                                     PART IX

                              ARBITRATION AGREEMENT

Section 9.01 - Resolution of Disputes: To resolve disputes which might otherwise become civil court cases, Employee and Employer agree to submit all disputes arising out of Employee's employment which may lawfully be the subject of pre-dispute arbitration agreements to final and binding arbitration after the conclusions of any relevant administrative proceedings. Arbitration shall be the exclusive means of resolving any such disputes and no other action will be brought in any court.

Section 9.02 - Notification: Employee begins the arbitration process by delivering a written request for arbitration to Employer within the time limits which would apply to the filing of a civil complaint in court. A late request will be void.

Section 9.03 - Selection of Arbitrator: If Employee and Employer are unable to agree upon a neutral arbitrator, Employer will obtain a list of arbitrators from the American Arbitration Association. The arbitrator shall be bound by the arbitration procedures set forth in the Model Employment Arbitration Procedures of the American Arbitration Association, including the requirement for a written decision. Each party shall bear its own costs of arbitration except that the Employer shall bear the cost of the arbitrator and any other costs unique to arbitration as opposed to litigation. The arbitrator shall have the authority to order any legal and equitable remedy that would be available in a civil or administrative action on the claim.

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Section 9.04 - Effect On Other Proceedings: PLEASE NOTE: Nothing in this agreement affects National Labor Relations Board proceedings, petitions for judicial review of a decision issued by the Fair Employment and Housing Commission after an administrative hearing, California Labor Commissioner claims, workers' compensation benefit claims, or the ability of either party to seek appropriate interim injunctive relief pursuant to the California Code of Civil Procedure before or while arbitration proceedings are pending. The parties retain all rights to enter into agreements regarding arbitration after any dispute has arisen.

Section 9.05 - Severability: If any court of competent jurisdiction declares that any part of this Arbitration Agreement is illegal, invalid or unenforceable, such a declaration will not affect the legality, validity or enforceability of the remaining parts of the Agreement, and the illegal, invalid or unenforceable part will no longer be part of this Agreement.

Section 9.06 - Continuation: The agreements in this part IX shall survive the termination of this agreement and employee's employment with employer and remain in full force and effect thereafter.

THIS ARBITRATION AGREEMENT IS A WAIVER OF SOME RIGHTS TO A CIVIL JURY TRIAL FOR CLAIMS ARISING OUT OF EMPOYEE'S EMPLOYMENT WITH THE EMPLOYER.


                                     PART X

                               GENERAL PROVISIONS

Section 10.01 - Notices: Any notice to be given to Employer under the terms of this business, and any notice to be given to Employee shall be addressed to him at his mailing address as either party may hereafter designate in writing to the other. Any such notice shall be deemed to have been duly given when enclosed in a properly sealed and addressed envelope, registered or certified, and deposited (postage or registry or certification fee prepaid), in a post office or branch post office regularly maintained by the United States government.

Section 10.02 - Entire Agreement: This Agreement supersedes any and all other agreements or understandings, whether oral, implied, or in writing, between the parties hereto with respect to the subject matter hereof and contains all of the covenants and agreements between the parties with respect to such matters in their entirety. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this agreement shall be valid or binding. Any modification(s) to this Agreement will be effective only if it is in writing and signed by the parties hereto.

Section 10.03 - Partial Invalidity: If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

Section 10.04 - Continuing Obligations: Whether or not Employee's employment relationship with Employer is terminated, neither Employer or Employee shall be relieved of the continuing obligations of the covenants contained in this Agreement.

Section 10.05 - Employee's Representatives: Employee represents and warrants that he is free to enter into this Agreement and to perform each of the terms and covenants in it. Employee represents and warrants that he is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement, and that his execution and performance of this Agreement is not a violation or breach of any other agreement between Employee and any other person or entity.

The effective date of employment under this Agreement is on or about April 1, 2003.


FARMERS & MERCHANTS BANK
 OF CENTRAL CALIFORNIA


By:      /s/ Lamoin V. Schulz                      March 25, 2003
         ---------------------------               --------------
         Lamoin V. Schulz                             Date
         Senior Vice President
         Director of Human Resources



Employee:

         /s/ Stephen W. Haley                      March 25, 2003
         ---------------------------               --------------
         Stephen W. Haley                             Date

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